Exhibit 99.1
NEWS RELEASE

Contacts:
R. Jeffrey Williams	Scott Brittain
Chief Financial Officer	Corporate Communications Inc.
O’Charley’s Inc.	(615) 254-3376 ext. 308
(615) 782-8982
O’CHARLEY’S INC. REPORTS RESIGNATION OF
O’CHARLEY’S CONCEPT PRESIDENT
NASHVILLE, Tenn., Aug. 22, 2011 — O’Charley’s Inc. (NASDAQ: CHUX) today announced that Wilson L. Craft, O’Charley’s Concept President, has resigned to pursue other opportunities. O’Charley’s, Inc. President and CEO David W. Head will serve as interim Concept President while the Company conducts a nationwide search to fill the position.
     “For the past two years, Wilson Craft has led our O’Charley’s concept through an unusually challenging environment for the casual dining industry,” said Head. “His diligence and leadership have been an asset to our organization and have helped O’Charley’s make tangible strides toward enhancing the guest experience. We appreciate his contributions to these improvements and wish him well in his future endeavors.”
About O’Charley’s Inc.
     O’Charley’s Inc., headquartered in Nashville, Tennessee, is a multi-concept restaurant company that operates or franchises a total of 343 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 227 restaurants in 18 states in the Southeast and Midwest, including 221 company-owned and operated O’Charley’s restaurants, and 6 restaurants operated by franchisees. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The Ninety Nine concept includes 106 restaurants throughout New England and upstate New York. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Stoney River Legendary Steaks concept includes 10 restaurants in six states in the Southeast and Midwest. This steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
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